SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 4, 2016

Date of report (Date of earliest event reported)

BIOLIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-18710	94-3076866
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 402-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2016, BioLife Solutions Inc. (the “Company”) announced that Karen Foster will join the Company as Vice President, Operations, effective April 13, 2016. In such capacity, Ms. Foster will be the Company’s principal operations officer.

From 2003 to early 2016, Ms. Foster, 56, was Vice President of Laboratory Operations and Site Leader at ViaCord, LLC, a family cord blood bank, and subsidiary of PerkinElmer Inc. Over a 25-year career, Ms. Foster has managed manufacturing and quality operations in several capacities for companies including ViaCord, Pfizer, Inc. (formerly Pharmacia Corporation) and Amersham Pharmacia Biotech, Inc. (formerly Phamacia Biotech, Inc.). She holds an M.B.A. from the University of Wisconsin-Milwaukee (specialization in Operations Management), an M.S. in Zoology from University of Wisconsin-Milwaukee (specialization in Microbiology) and a B.S. in Biological Sciences from Michigan Technological University.

The Company and Ms. Foster have entered into an employment agreement (the “Employment Agreement”) effective April 13, 2016. The Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms.

The Employment Agreement provides for Ms. Foster to serve as the Vice President, Operations receiving a salary of $285,000 per year. If Ms. Foster’s employment is terminated without “Cause” (other than by reason of death or disability) or if she resigns for “Good Reason,” she will be entitled to a lump sum payment equal to three months’ salary; provided that if Ms. Foster’s employment is terminated without “Cause” upon or within 90 days following a “Change in Control,” Ms. Foster is entitled to a lump sum payment equal to 12 months’ salary and a prorated portion of the current year’s target bonus amount.

The Employment Agreement contains a covenant of Ms. Foster not to compete with the Company or solicit the Company’s employees, customers or suppliers for a period of one year after the date of termination.

The foregoing summary is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Ms. Foster is expected to receive, effective April 13, 2016, 100,000 nonqualified stock options under the Company’s amended and restated 2013 performance incentive plan, with an exercise price equal to the closing price on April 13, 2016.  The options will be for a period of ten years and vest 25% on the first anniversary of the date of grant and thereafter, in 36 equal monthly installments.

There are no family relationships between Ms. Foster and any of the Company’s executive officers or directors. There are no arrangements or understandings pursuant to which she is being appointed as an executive officer. Since January 2014 there has been no related party transaction, nor is there any currently proposed related party transaction, regarding Ms. Foster that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016	BIOLIFE SOLUTIONS, INC.

	By:	/s/ Roderick de Greef
Roderick de Greef Interim Chief Financial Officer